Exhibit 5.1

Steven M. Przesmicki T: +1 858 550 6070 przes@cooley.com

June 16, 2015

Arena Pharmaceuticals, Inc.

6154 Nancy Ridge Drive

San Diego, California 92121

Ladies and Gentlemen:

You have requested our opinion, as counsel to Arena Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 987,961 shares of the Company’s Common Stock, $0.0001 par value (the “Shares”), issuable pursuant to the Company’s 2009 Employee Stock Purchase Plan, as amended (the “Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended, its Amended and Restated Bylaws, the Plan and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion herein is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Steven M. Przesmicki
Steven M. Przesmicki

4401 EASTGATE MALL, SAN DIEGO, CA 92121   T: (858) 550-6000   F: (858) 550-6420   WWW.COOLEY.COM